                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68304
PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED AUGUST 31, 2001)


                          INTERPORE INTERNATIONAL, INC.

           2,399,946 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE

     This prospectus supplement relates to the resale by holders of 2,399,946 shares of our common stock which were issued to the shareholders of American OsteoMedix Corporation, a Virginia corporation, or American OsteoMedix, in connection with our acquisition of all the outstanding shares of American OsteoMedix. This prospectus supplement should be read in conjunction with the prospectus dated August 31, 2001 which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

     The information appearing in the table below amends, as of the date hereof, the information in the table appearing under the heading "Selling Securityholders" in the prospectus to reflect various gifts of shares of our common stock by Eric D. Major and Lara Major subsequent to the date of the prospectus. The information provided for Eric D. Major and Lara Major in the table below supersedes the information contained in the prospectus:


                                     Number of Shares         Percentage of       Number of Shares
                                    Beneficially Owned     Shares Outstanding    Available for Sale
              Name                   Before Offering        Before Offering       in this Offering
              ----                  ------------------     ------------------    ------------------
American OsteoMedix Acquisition

 Eric D. Major....................       333,831                 1.8%                 307,352
 Lara Major.......................       364,938                 2.1%                 352,734

------------------------

     The information appearing in the following table supplements, as of the date hereof, the information in the table appearing under the heading "Selling Securityholders" in the prospectus. Each of the selling securityholders identified in the following table received the shares of our common stock identified in this table under the heading "Subsequently Acquired Shares" as a gift from either Eric D. Major or Lara Major following the date of the prospectus. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information in this table supersedes the information set forth in the prospectus.


                                    Number of                 Percentage
                                     Shares                       of
                                  Beneficially                  Shares
                                     Owned      Subsequently  Outstanding  Number of Shares
                                     Before       Acquired       Before    Available for Sale
              Name                  Offering       Shares       Offering    in this Offering
              ----                  --------       ------       --------    ----------------
American OsteoMedix Acquisition

 Carole Baker-Powers.............     3,966          2,034          *            6,000
 Jack Powers.....................     3,966          2,034          *            6,000
 Andrea Cox .....................     3,966          2,034          *            6,000
 Guy Cox ........................     3,966          2,034          *            6,000
 Nathan Cox .....................         0/(1)/     2,034          *            2,034/(1)/
 Nicholas Cox ...................         0/(2)/     2,034          *            2,034/(2)/
 Olivia Cox .....................         0/(3)/     2,034          *            2,034/(3)/
 Cure International..............         0         13,275          *           13,275
 Brian Kirk .....................         0/(4)/     2,034          *            2,034/(4)/
 Cindy Kirk .....................         0/(5)/     2,034          *            2,034/(5)/
 David Major ....................     3,966          2,034          *            6,000
 Lane Major .....................     3,966          2,034          *            6,000
 Mary Major .....................     3,966          2,034          *            6,000

-------------------------
*  Less than 1%

(1) Excludes 3,966 shares held by Guy and Andrea Cox as Custodians for Nathan Cox under the Maryland Uniform Gift to Minors Act.

(2) Excludes 3,966 shares held by Guy and Andrea Cox as Custodians for Nicholas Cox under the Maryland Uniform Gift to Minors Act.

(3) Excludes 3,966 shares held by Guy and Andrea Cox as Custodians for Olivia Cox under the Maryland Uniform Gift to Minors Act.

(4) Excludes 3,966 shares held by the Brian D. Kirk Living Trust.

(5) Excludes 3,966 shares held by the Cynthia L. Kirk Living Trust.

     Prior to our acquisition of American OsteoMedix, Eric D. Major was the President and Chief Executive Officer of American OsteoMedix, and upon the consummation of our acquisition of American OsteoMedix, Mr. Major became the President of American OsteoMedix, a California corporation (the surviving entity from the American OsteoMedix acquisition and one of our wholly-owned subsidiaries). Scott Harrison is currently the President and Chief Executive Officer of Cure International, and prior to our acquisition of American OsteoMedix, Mr. Harrison served as a member of the Board of Directors of American OsteoMedix, a position that he no longer holds. Other than Eric D. Major and Scott Harrison, none of the selling securityholders identified in the tables above, nor, to our knowledge, any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

     Prior to the inclusion of the shares identified under the heading "Subsequently Acquired Shares" in this prospectus supplement, those shares were "restricted securities" under the Securities Act.

     Investing in our common stock involves a high degree of risk. See "risk factors" beginning on page 2 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is March 19, 2002.

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